Exhibit 2.1.2

IN THE MATTER OF THE APPLICATION FOR AUTHORIZATION TO CONTINUE INTO

ANOTHER JURISDICTION FILED PURSUANT TO SECTION 191 OF THE BUSINESS

CORPORATIONS ACT (YUKON)

IN THE NAME OF

VIVEVE MEDICAL, INC.

STATUTORY DECLARATION

I, Scott C. Durbin, of the City of      Chicago in the State of Illinois do solemnly declare that:

I am the Chief Financial Officer and Secretary of VIVEVE MEDICAL, INC. (the "Corporation") and I have personal knowledge of the matters herein deposed to.

1.	The Corporation was continued under the Business Corporations Act (Yukon) and is in good standing under this Act;

2.	The Corporation wishes to continue under the Delaware General Corporation Law,

3.	Section 265 of the Delaware General Corporation Law authorizes the continuance and Section 265 complies with the conditions set out in Section 191(9) of the Business Corporations Act (Yukon).

AND I make this solemn declaration conscientiously believing it to be true, and knowing that it is of the same force and effect as if made under oath.

/s/ Scott C. Durbin
Scott C. Durbin

Declared before me, in the City of Chicago in Illinois, this 5th day of April, 2016 Cook County/ Notary NOTARY PUBLIC IN AND FOR

/s/ Gabriel Enriquez Print name and affix seal